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                                                                      Exhibit 12
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                                    FEDERAL EXPRESS CORPORATION AND SUBSIDIARIES
                                 COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                    (Unaudited)

                                                                           Year Ended May 31,
                                                ----------------------------------------------------------------------
                                                    1996          1997            1998           1999          2000
                                                -----------   -----------    -------------   -----------   -----------
                                                                     (In thousands, except ratios)

Earnings:
   Income before income taxes................  $  539,959    $  628,221       $  735,213       $ 770,700    $  843,547
     Add back:
       Interest expense, net of
         capitalized interest................     105,449        95,689          117,726          90,595        81,646
       Amortization of debt
         issuance costs......................       1,628         1,328            1,339           9,199           602
       Portion of rent expense
         representative of
         interest factor.....................     386,254       434,846          499,823         535,486       575,397
                                               ----------    ----------       ----------      ----------    ----------

Earnings as adjusted.........................  $1,033,290    $1,160,084       $1,354,101      $1,405,980    $1,501,192
                                               ==========    ==========       ==========      ==========    ==========

   Fixed Charges:
     Interest expense, net of
       capitalized interest..................  $  105,449      $ 95,689       $  117,726      $   90,595     $  81,646
     Capitalized interest....................      39,254        39,449           31,443          35,152        30,168
     Amortization of debt
       issuance costs........................       1,628         1,328            1,339           9,199           602
     Portion of rent expense
       representative of interest
       factor................................     386,254       434,846          499,823         535,486       575,397
                                                ---------     ---------        ---------       ---------     ---------

                                                $ 532,585      $571,312       $  650,331        $670,432     $ 687,813
                                                =========      ========       ==========        ========     =========

   Ratio of Earnings to Fixed
     Charges.................................         1.9           2.0              2.1             2.1           2.2
                                                =========      ========       ==========        ========      ========

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